Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-137214

Prospectus Supplement No. 2

(To Prospectus dated September 8, 2006)

MERIX CORPORATION

$70,000,000

4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2013

and Shares of Common Stock Issuable Upon Conversion of the Notes,

No Par Value

This Prospectus Supplement No. 2 supplements the prospectus dated September 8, 2006, relating to the resale from time to time by selling securityholders of an aggregate of $70,000,000 of 4% Convertible Senior Subordinated Notes due 2013 issued by Merix Corporation in a private placement in May 2006, which we refer to as the notes, and the shares of common stock issuable upon conversion of the notes. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and the previous Prospectus Supplement. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus and the previous Prospectus Supplement, except to the extent that the information provided by this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus or the previous Prospectus Supplement. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto.

The following information updates the information provided in the table under “Selling Securityholders” for the selling securityholders named below:

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Issuance Upon Conversion of Note (1)	Percentage of Common Stock Outstanding (2)
GPC LX, LLC (a)(12)	1,600,000	2.29%	24,304	*
D.B. Zwirn Special Opportunities Fund Ltd. (13)	6,370,000	9.10%	96,760	*
D.B. Zwirn Special Opportunities Fund L.P. (13)	3,880,000	5.54%	58,937	*

*	Less than 1%.
(a)	This selling securityholder is an affiliate of a registered broker-dealer and has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of 68.2594 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Holders will receive a cash payment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes — Conversion.”
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 20,543,799 shares of common stock outstanding as of January 3, 2007. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.
(12)	The limited liability company manager of GPC LX, LLC is Guggenheim Advisors, LLC (“GA”). GA is wholly owned by Guggenheim Alternative Asset Management, LLC (“GAAM”). The Governor and Company of the Bank of Ireland, through its subsidiaries, owns a majority of the limited liability company membership interests in GAAM. The investment manager of GPC LX, LLC is Wolverine Asset Management, LLC (“WAM”). Christopher Gust is the portfolio manager that oversees the investment of the assets of GPC LX, LLC on behalf of WAM. The Governor and Company of the Bank of Ireland, through its subsidiaries, owns a majority of IAM Capital Corporation (“IAM”). IAM is a broker/dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers Regulation, Inc. IAM was organized for the limited purpose of offering investments in limited partnerships to which IAM’s parent, Iridian Asset Management LLC, acts as the investment advisor..
(13)	The managing member of manager of D.B. Zwirn Special Opportunities Fund, Ltd. is Daniel Zwirn. The general partner of D.B. Zwirn Special Opportunities Fund, L.P. is D. B. Zwirn Partners, LLC, which is owned by Daniel Zwirn.

Investing in these securities involves risks. See the Risk Factors referenced on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 2 or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is February 5, 2007